Exhibit 99.1

NEWS RELEASE

NCI Building Systems Announces Amendment of its Existing Term Loan Facility

HOUSTON, May 2, 2017 — NCI Building Systems, Inc. (NYSE: NCS) (“NCI” or the “Company”), a leading manufacturer of metal building products, announced today that the Company has amended and extended its Existing Term Loan Facility or the “Facility.”

The recently closed amendment provides several benefits to NCI including (i) an extension of the final maturity by three years to June 24, 2022 and (ii) a reduced interest rate margin of 25 basis points on LIBOR borrowings from 3.25% to 3.00% (LIBOR, not less than 1.00%).

The amended Facility included the participation of sixteen financial institutions with total outstanding principal of $144.15 million, the same amount outstanding prior to the amendment.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. “Forward-looking statements” include all statements that do not relate solely to historical or current facts, and can be identified by the use of words such as “may,” “might,” “will,” “could” “should,” “estimate,” “project,” “plan,” “anticipate,” “expect,” “intend,” “outlook,” “seek,” “designed,” “assume,” “implied,” “believe” and other similar expressions. Important factors that could cause actual results to differ materially from these forward-looking statements include the uncertainties discussed in the “Risk Factors” section of the Company’s SEC filings, including under Item 1A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2016 and other risks described in documents subsequently filed by the Company from time to time with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based on estimates and assumptions by our management that, although we believe to be reasonable, are inherently uncertain and subject to a number of risks and uncertainties.

Any forward-looking statement presented in this press release is made only as of the date of this release, and we undertake no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors, except as otherwise required by law.

About NCI Building Systems
NCI Building Systems, Inc. is one of North America's largest integrated manufacturers of metal products for the nonresidential building industry. NCI is comprised of a family of companies operating manufacturing facilities across the United States, Canada, Mexico and China with additional sales and distribution offices throughout the United States and Canada. For more information visit www.ncibuildingsystems.com.

Contact:
K. Darcey Matthews
Vice President, Investor Relations
281-897-7785